EXHIBIT 10.3

ANNUAL INFORMATION FORM

AUSTIN DEVELOPMENTS CORP.

Suite 1473, 595 Burrard Street
Vancouver, BC V7X 1C4

Telephone:  (604) 689-1799
Facsimile:  (604) 689-8199

Fiscal Year Ended May 31, 2002

November 8, 2002

TABLE OF CONTENTS

Item

Page

ITEM 2:  GENERAL DEVELOPMENT OF OUR BUSINESS

History

Significant Acquisitions and Dispositions

ITEM 3:  DESCRIPTION OF THE BUSINESS

General

ITEM 4:  SELECTED CONSOLIDATED FINANCIAL INFORMATION

ITEM 5:  MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATING RESULTS

Results of Operations

ITEM 6:  MARKET FOR SECURITIES

The TSX Venture Exchange Inc.

Share Capital

Trading History

ITEM 7:  DIRECTORS, OFFICERS AND PROMOTERS

Directors and Officers

Appointment of Directors

Principal Holders of Securities

ITEM 8:  ADDITIONAL INFORMATION

Auditor

Registrar and Transfer Agent

Legal Matters

Additional Information

Item 1:  INCORPORATION AND ORGANIZATION OF THE COMPANY

We were incorporated by registration of our Memorandum and Articles under the Company Act (British Columbia) on April 17, 1979 under the name “Weaco Resources Ltd.”  On September 19, 1983, we increased our authorized share capital from 5,000,000 common shares without par value to 20,000,000 common shares without par value.  On August 31, 1993, we underwent a share consolidation on a three old common shares for one new common share basis, changed our name to “Hayden Resources Ltd.” and increased our authorized share capital to 20,000,000 common shares without par value.  On March 14, 2000, we underwent a share consolidation on a four old common shares for one new common share basis, changed our name to “Austin Developments Corp.” and increased our authorized share capital to 100,000,000 common shares without par value.

Our business office is located at Suite 1473, 595 Burrard Street, Vancouver, British Columbia, V7X 1C4; Telephone (604) 689-1799; Facsimile (604) 689-8199.  Our registered office is located at Suite 602, 570 Granville Street, Vancouver, British Columbia, V6C 3P1.

We do not have any subsidiaries.  Prior to April 28, 2002, we had one subsidiary: Weaco Exploration Co.  Weaco Exploration Co. which was incorporated in the State of Arizona, United States of America on August 11, 1989 and dissolved by the Arizona Corporations Commission on April 28, 2002.

The terms “we”, “us”, “our” and the “Company” when used in this Annual Information Form, includes Austin Developments Corp. and its subsidiary.

ITEM 2:  GENERAL DEVELOPMENT OF OUR BUSINESS

History

Until March 20, 2002, we were involved in the acquisition, exploration and, if warranted, development of mineral resource properties.  As at December 31, 1999, we wrote down the value of our interest in the Bonanza King property located in the Trojan Mining District in San Bernardino County, California to $1.  Following the write down of the Bonanza King property, we completed a consolidation of our shares and changed our name to Austin Developments Corp. effective March 14, 2000.  Effective November 15, 2000, we were declared inactive by the TSX Venture Exchange Inc. (the “Exchange”).  Following our designation as inactive, we continued to investigate acquisition opportunities.  On March 20, 2002, we announced the acquisition of a farmin agreement on the Elkhorn property, an oil and gas prospect, located in Manitoba.  See “- Significant Acquisitions and Dispositions”.  With the acquisition of the farmin interest and the approval of two private placements by the Exchange (see “Management Discussion and Analysis of Operating Results – Liquidity and Capital Resources”), we were declared active by the Exchange effective October 9, 2002.

Our focus is now on the acquisition of additional petroleum and natural gas prospects, and the development and production of crude oil and natural gas.

Significant Acquisitions and Dispositions

On March 20, 2002, we announced the entering into of a farmin agreement (the “Farmin Agreement”) dated February 11, 2002 with Wotan Energy, Centoba Oil Company Limited, SITO Geoconsulting Ltd. and 621186 Saskatchewan Ltd. on the Elkhorn property.  The Elkhorn property is located 70 miles northeast of the City of Brandon, Manitoba, five miles east of the developed Kirkella oilfield and nine miles northwest of the Virden oilfield.  Under the Farmin Agreement, we have the right to farmin on 640 acres of land for a 100 percent working interest, subject to earn-in and royalties.  The property has been developed to date by two wells, one dry and abandoned well and one suspended oil well.  We plan to conduct initial exploration at the property during late 2002 or early 2003.

Under the terms of the Farmin Agreement, in order to farmin to the Elkhorn property, we are required to pay the farmors cash consideration of $5,000 within 5 days of Exchange approval (paid) and, on or before October 15, 2002, we are required to either elect to drill a test well or to surrender the farmin to the farmors.  If we elect to drill a test well, we may defer the spud date of the test well until February 15, 2003 for further cash consideration to the farmors of $4,000.  The Farmors will retain a 7.5% non-convertible overriding royalty on the Elkhorn Property, prorated to their working interests.  We have not, as of yet, elected to drill a test well and are currently negotiating with the farmors an extension of the time in which to elect to drill a test well.  The farmors have confirmed that the Farmin Agreement remains in good standing.

Under an agreement dated March 25, 2002, we granted Lund Ventures Ltd. (“Lund”) the right to farmin to 25% of our interest in the Elkhorn Property.  In order to farmin for the 25% interest, Lund is required to pay us $7,500 on signing the agreement (received) and a further $7,500 on completing a private placement of a minimum of $100,000.  In addition, Lund is required to pay 1/3 of all exploration and development costs we incur on the property.

ITEM 3:  DESCRIPTION OF THE BUSINESS

General

Since March 2002, the Company has been involved in the acquisition of petroleum and natural gas rights, the exploration for, and development and production of, crude oil and natural gas.

Drilling Activity

We have not to date drilled or participated in the drilling of any wells, whether capable of production or dry holes.

Location of Proposed Production

We do not have any production.  We have the right to farmin to one property: the Elkhorn property.  See “General Development of Our Business - Significant Acquisitions and Dispositions”.

Location of Wells

We do not have any wells.  We have the right to farmin to one property: the Elkhorn property.  See “General Development of Our Business - Significant Acquisitions and Dispositions”.

Interest in Material Properties

We have the right to farmin to one property: the Elkhorn property.  We have granted Lund the right to farmin to 25% of our interest in the Elkhorn Property.  See “General Development of Our Business - Significant Acquisitions and Dispositions”.  On our farmin and Lund’s farmin, we will have a 662/3% working interest in 640 acres and 75% net interest in 640 acres (480 acres), subject to a 7.5% gross overriding royalty and a 15% freehold royalty.

Reserve Estimates

We do not have any reserves.

Future Commitments

We do not have any commitments to buy, sell, exchange or transport oil or gas.

Exploration and Development

Under the Farmin Agreement, we are required to elect to drill a test well on the Elkhorn property by October 15, 2002.  We may defer the drilling of the well until February 15, 2003 on payment of $4,000 to the farmors.  We have not, as of yet, elected to drill a test well and are currently negotiating with the farmors an extension of the time in which to elect to drill a test well.  The farmors have confirmed that the Farmin Agreement remains in good standing.

Item 4:  Selected Consolidated Financial Information

The following is a summary of certain selected financial information that is qualified by the more detailed information appearing in the Company’s financial statements, which are incorporated in this Annual Information Form by reference and can be viewed at www.sedar.com.

The Company’s fiscal period ends on May 31 of each year.  The following is a summary of certain selected audited consolidated financial information for the Company’s most recently completed fiscal year ended May 31, 2002 and the fiscal years ended May 31, 2001, May 31, 2000, May 31, 1999 and May 31, 1998:

1.	Fiscal Year Ended May 31
	2002	2001	2000	1999	1998
Total revenues	$7,749	$117	$383	$2,147	$785
Loss before discontinued operations & extraordinary items	$146,314	$65,631	$40,093	$857,206	$404,324
Loss per share before discontinued operations & extraordinary items	$0.08	$0.03	$0.02	$0.11	$0.06
Net loss	$146,314	$65,631	$40,093	$857,206	$404,324
Net loss per share	$0.08	$0.03	$0.02	$0.11	$0.06
Total assets	$20,858	$12,996	$7,866	$29,330	$901,661
Total long-term debt	Nil	Nil	Nil	Nil	Nil
Cash dividends	Nil	Nil	Nil	Nil	Nil

Other than the change of the Company’s focus from mineral exploration and development to oil and gas exploration and development, there were no material factors affecting the comparability of the foregoing financial data (such as, changes in accounting policies).

	Fiscal Year Ended May 31, 2002				Fiscal Year Ended May 31, 2001
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total revenues	$7,504	$4	$33	$208	$47	$13	$29	$28
Loss before discontinued operations & extraordinary items	$35,839	$56,511	$51,203	$2,761	$40,169	$3,193	$5,603	$16,666
Loss per share before discontinued operations & extraordinary items	$0.02	$0.03	$0.03	$0.01	$0.02	$0.01	$0.01	$0.00
Net loss	$35,839	$56,511	$51,203	$2,761	$40,169	$3,193	$5,603	$16,666
Net loss per share	$0.02	$0.03	$0.03	$0.01	$0.02	$0.01	$0.01	$0.01
Total assets	$20,858	$63,550	$5,592	$5,299	$12,996	$7,687	$7,828	$8,594

Dividend Record and Policy

The Company has not paid any dividends since incorporation and it has no plans to pay dividends in the immediate future.  The Company expects to retain its earnings to finance further growth and, when appropriate, retire existing debt.  The directors of the Company will determine if and when dividends should be declared and paid in the future based on the Company’s financial position at the relevant time. All of the common shares of the Company are entitled to an equal share in any dividends declared and paid.

ITEM 5:  MANAGEMENT’S DISCUSSION AND ANALYSIS
OF OPERATING RESULTS

Results of Operations

Fiscal year ended May 31, 2002 compared to the fiscal year ended May 31, 2001

Our expenses for the year ended May 31, 2002 were $153,897 as compared to $63,248 for the fiscal year ended May 31, 2001 reflecting our increased activity focused on reactivating on the Exchange as an oil and gas issuer.  The increase in expenses is predominantly attributable to bank charges and interest of $37,740 in 2002 compared to $17,340 in 2001; and consulting fees of $53,000 in 2002 compared to $nil in 2001.

We incurred a net loss of $146,314 for the year ended May 31, 2002.  During the fiscal year ended May 31, 2001, we incurred a net loss of $65,631.  The net loss for 2002 included $166 in the write-off of capital assets, and the net loss for 2001 included $2,500 in the write-down of marketable securities.

We had interest income of $249 in the year ended May 31, 2002 and interest income of $117 in the year ended May 31, 2001.  We also had income of $7,500 in 2002 in respect of the farmout of a 25% interest in the Elkhorn property to an arm’s length party.  We did not have any income other than interest income fiscal 2001.

We incurred resource property acquisition, exploration or development costs of $7,107 in fiscal 2002 and did not incur any resource property acquisition, exploration or development costs in 2001.

Fiscal year ended May 31, 2001 compared to the fiscal year ended May 31, 2000

Our expenses for the year ended May 31, 2001 were $63,248 as compared to $37,976 for the fiscal year ended May 31, 2000 reflecting our increased costs associated with regulatory compliance.  The increase in expenses is predominantly attributable to accounting and legal costs of $24,382 in 2001 compared to $5,540 in 2001; and bank charges and interest of $17,340 in 2001 compared to $30 in 2000.

We incurred a net loss of $65,631 for the year ended May 31, 2001.  During the fiscal year ended May 31, 2001, we incurred a net loss of $40,093.  The net loss for each of 2001 and 2000 included $2,500 in the write-down of marketable securities.

We had interest income of $117 in the year ended May 31, 2001 and interest income of $383 in the year ended May 31, 2000.  We did not have any other income in fiscal 2001 and 2000.

We did not incur any resource property acquisition, exploration or development costs during fiscal 2001 or 2000.

Liquidity and Capital Resources

On January 14, 2002, we announced a private placement of up to 1,800,000 units at a price of $0.10 per unit, subject to the approval of the Exchange Inc.  Each unit consists of one common share and one non-transferable share purchase warrant entitling the holder to purchase an additional one of our common shares for a two year period at a price of $0.15 per share.  The Exchange has accepted for filing the private placement and, to date, 140,000 of our shares have been issued to subscribers with the remaining shares to be issued to the subscribers under the private placement following the filing of this Annual Information Form.

Subsequent to May 31, 2002, we announced a private placement of up to 2,300,000 units at a price of $0.10 per unit, subject to the approval of the Exchange.  Each unit consists of one common share and one non-transferable share purchase warrant entitling the holder to purchase an additional one of our common shares for a two year period at a price of $0.12 per share.  Subsequent to the announcement of the private placement, the private placement was increased to allow for the sale of up to 2,600,000 units for gross proceeds of $260,000, if fully subscribed.  The Exchange has accepted for filing the private placement, and the shares will be issued to the subscribers under the private placement following the filing of this Annual Information Form.

We are in the oil and gas exploration and development business and, as such, are exposed to a number of risks and uncertainties that are not uncommon to other companies in the same business.  The industry is capital-intensive and subject to fluctuations in oil and gas prices, foreign exchange and interest rates.

Many of these risks and uncertainties are beyond our control; however, the goal of the Board of Directors and management is to identify these and other risks that could adversely affect us and to adopt appropriate strategies to ensure our viability and growth.  Our main strengths in meeting these challenges include an experienced management team.

Item 6:  Market for Securities

The TSX Venture Exchange Inc.

We are a reporting Company in British Columbia and Alberta and our shares are traded on the TSX Venture Exchange Inc. under the trading symbol AUL.

Share Capital

Our authorized share capital consists of 100,000,000 common shares without par value.  We have only one kind and class of shares and there are no unusual rights or restrictions attached to that class.  As at the date of this Annual Information Form, we had a total of 2,018,545 common shares issued and outstanding.  All of our issued common shares are fully paid and not subject to any future call or assessment.  An additional 4,260,000 of our common shares will be issued following the filing of this Annual Information Form in respect of the two private placements previously approved by the Exchange (see “Management’s Discussion and Analysis of Operating Results – Liquidity and Capital Resources”).

All of our common shares rank equally as to voting rights, participation in a distribution of our assets on our liquidation, dissolution or winding-up and the entitlement to dividends.  The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings.  Each common share carries with it the right to one vote.

In the event of our liquidation, dissolution or winding-up or other distribution of ours assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of our assets remaining after we have paid out our liabilities.  There is no set dividend rate or dividend schedule for the common shares.  Our board of directors will decide if and when dividends should be declared and paid.

Provision as to the modification, amendment or variation of the rights attached to our common shares are contained in our Articles and the Company Act (British Columbia).  Increases to the share capital require the approval of the shareholders by a special resolution (at least 75% of the votes cast).

Trading History

Our common shares were listed for trading on the Exchange on April 17, 1979.  The closing price of our common shares on the Exchange on May 22, 2002 (the last trading day prior to our year end) and October 31, 2002 (the last trading day prior to the date of this Annual Information Form) was $0.23 and $0.14, respectively.  The following summarizes the reported high and low prices and the combined volume of trading of our common shares on the Exchange for the periods indicated:

Period	High ($)	Low ($)	Volume
Week ended November 8, 2002 Week ended November 1, 2002	N/A 0.14	N/A 0.14	Nil 6,000
Week ended October 25, 2002 Week ended October 18, 2002 Week ended October 11, 2002 Week ended October 4, 2002	0.14 0.15 0.13 0.14	0.14 0.14 0.13 0.13	2,750 8,000 3,000 15,000
Week ended September 27, 2002 Week ended September 20, 2002 Week ended September 13, 2002 Week ended September 6, 2002	0.15 0.15 0.13 0.11	0.13 0.13 0.11 0.11	75,500 11,500 84,000 2,500
Quarter ended August 31, 2002	0.25	0.11	36,782
Quarter ended May 31, 2002 Quarter ended February 28, 2002 Quarter ended November 30, 2001 Quarter ended August 31, 2001	0.23 0.14 0.15 0.22	0.17 0.10 0.11 0.15	16,567 21,923 26,108 50,316

ITEM 7:  DIRECTORS, OFFICERS AND PROMOTERS

Directors and Officers

The following is a list of our current directors and senior officers, their municipalities of residence, their current positions and their principal occupations at the date hereof:

Name , Municipality of Residence and Age	Position	Date Appointed a Director	Principal Occupation for Past Five Years
Patrick Power* Vancouver, BC	President and Director	August 9, 2001	President, Montello Resources Ltd., a natural resource issuer listed on the Exchange.
Ralph Newson* Saskatoon, Saskatchewan	Director	September 18, 2001	President of Newson Management Consulting Ltd., a geological consulting firm, since 1980.
Troy Mochoruk* Calgary, Alberta	Director	May 8, 2002	Self-employed oil and gas consultant.
William Radvak Vancouver, BC	Secretary	N/A	President of Response Biomedical Corp.

* Denotes a member of the audit committee.

Other than receiving stock options from time to time, our directors are not compensated for serving as directors.  See “Principal Holders of Securities” for particulars of the shares held by the directors and senior officers.

Appointment of Directors

A minimum of three directors are elected to our board of directors by our shareholders at each annual meeting and typically hold office until the next annual meeting or until their successors are elected or appointed.  Our Articles permit the directors to appoint directors to fill any casual vacancies that may occur on the board.

Principal Holders of Securities

As at the date of this Annual Information Form, we had a total of 2,018,545 common shares issued and outstanding.  To the best of the knowledge of our directors and senior officers, there are no persons who, or corporations which, beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all of our outstanding shares.

As at October 31, 2002, our directors and officers as a group did not own or hold control or direction over, directly or indirectly, any of our issued and outstanding shares.

ITEM 8:  ADDITIONAL INFORMATION

Auditor

Our auditor is DeVisser Gray, Chartered Accountants, 401 – 905 West Pender Street, Vancouver, British Columbia, V6C 1L6.

Registrar and Transfer Agent

Our registrar and transfer agent is Pacific Corporate Trust Company of Canada, of 10th Floor, 625 Howe Street, Vancouver, British Columbia, Canada V6C 3B8.

Legal Matters

There are no material pending legal proceedings to which we are or are likely to be a party or of which any of our subsidiaries or properties are or are likely to be the subject.

Our legal counsel is Bragagnolo & Ovsenek, Solicitors, Suite 602 - 570 Granville Street, Vancouver, British Columbia  V6C 3P1.

Additional Information

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in our Information Circular for our annual general meeting to be held on November 29, 2002.  Additional information is also provided in our comparative consolidated audited financial statements for the most recently completed financial year.

We shall provide to any person, upon request to our Secretary:

1.

a copy of this Annual Information Form;

2.

copies of our comparative audited financial statements for the most recent fiscal year end and unaudited financial statements for the quarterly periods subsequent to its most recent fiscal year end; and

3.

a copy of the Information Circular referred to above.

These materials will be provided to any of our shareholders at no charge and to any other person at a reasonable cost for copying and administration expenses.